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                                                                       EXHIBIT 5

                         NUTTER, McCLENNEN & FISH, LLP

                               ATTORNEYS AT LAW

                            ONE INTERNATIONAL PLACE
                       BOSTON, MASSACHUSETTS  02110-2699

          TELEPHONE:  617-439-2000          FACSIMILE:  617-973-9748

CAPE COD OFFICE                                               DIRECT DIAL NUMBER
HYANNIS, MASSACHUSETTS
                                 June 4, 1998


Nabi
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida  33487

Gentlemen/Ladies:

       Reference is made to the registration statement on Form S-8 (the "Registration Statement") which Nabi (the "Company") is filing concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act"), with respect to (i) 2,000,000 shares of the Company's common stock, $0.10 par value per share (the "Common Stock"), issuable pursuant to the Company's 1998 Non-Qualified Employee Stock Option Plan (the "Plan"), (ii) 17,500 shares of Common Stock which may be issued pursuant to options granted to Nabi's non-employee directors and are evidenced by written agreements (the "Option Agreements") with such directors, and (iii) an indeterminate number of shares of such Common Stock which may be issued or become issuable under the Plan or the Option Agreements by reason of stock dividends, stock splits or other recapitalizations executed hereafter.

       We have acted as legal counsel for the Company in connection with the adoption of the Plan and the approval of the Option Agreements, are familiar with the Company's Amended and Restated Certificate of Incorporation and By-laws, both as amended to date (collectively, the "Organizational Documents"), and have examined such other documents as we deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that:

       1. When issued and paid for in compliance with the terms of the Plan or the Option Agreements (as the case may be), the Organizational Documents and the Delaware General Corporation Law, the 2,017,500 shares of Common Stock referred to above will be duly and validly issued, fully paid and non-assessable; and

       2. The additional shares of Common Stock which may become issuable under the Plan or the Option Agreements (as the case may be) by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in accordance with the terms of the Plan or the Option Agreements (as the case may be) and upon compliance with the applicable provisions of law and of the Company's Restated Certificate of Incorporation and By-Laws, both as amended to date, will be duly and validly issued, fully paid and non-assessable.

       We understand that this opinion letter is to be used in connection with the Registration Statement and hereby consent to the filing of this opinion letter with and as a part of the Registration Statement and of any amendments thereto. It is understood that this opinion letter is to be used in connection with the offer and sale of the aforesaid shares only while the Registration Statement, as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act, is effective under the Securities Act.

                                      Very truly yours,

                                      /s/ Nutter, McClennen & Fish, LLP

                                      NUTTER, McCLENNEN & FISH, LLP






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